Exhibit 10.3:

THE OIL-DRI CORPORATION OF AMERICA 2005 DEFERRED COMPENSATION PLAN
As Amended and Restated Effective January 1, 2008

ARTICLE 1 - INTRODUCTION

1.1 Purpose of Plan

Oil-Dri Corporation of America, a Delaware corporation, has adopted the Plan set forth herein to provide a means by which certain employees and non-employee directors may elect to defer receipt of designated percentages or amounts of their Compensation.

1.2 Status of Plan

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent. The Plan is also intended to comply with the requirements of Section 409A of the Code, and shall apply to all benefits that were earned or became vested on or after January 1, 2005.

Benefits that were earned and vested prior to January 1, 2005 shall be governed by the terms of the Oil- Dri Corporation of America Deferred Compensation Plan, as amended and restated effective April 1, 2003.

ARTICLE 2 - DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 Account means for each Participant, the bookkeeping account established for his or her benefit under Section 5.1.

2.2 Affiliate means any corporation or enterprise, other than the Company, which, as of a given date, is a member of the same controlled group of corporations, the same group of trades or businesses under common control, or the same affiliated service group, determined in accordance with Sections 414(b), (c), (m) and (o) of the Code, as is the Company.

2.3 Change of Control has the meaning set forth in the Oil-Dri Corporation of America 2006 Long Term Incentive Plan, as amended from time to time.

2.4 Claimant means a Participant or beneficiary of a Participant who believes he or she is entitled to a benefit under the Plan.

2.5 Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.6 Company means Oil-Dri Corporation of America or any successor to all or a major portion of the Company’s assets or business which assumes the obligations of the Company.

2.7 Compensation means employee cash compensation, including but not limited to, base salary and bonuses payable under the Oil-Dri Corporation of America Annual Incentive Plan (hereafter “Incentive Bonus”), and director cash compensation, including but not limited to, retainers, annuity payments, meeting fees, and consulting fees, payable to a Participant by the Company or an Employer. Employee compensation is determined before giving effect to Elective Deferrals and other salary reduction amounts which are not included in the Participant’s gross income under Code sections 125, 132(f)(4), 401(k), 402(h) or 403(b).

2.8 Earnings means the Company’s long-term borrowing cost in effect during the Plan Year for which Earnings are being credited plus one percent.

2.9 Effective Date means January 1, 2008; provided that the terms of this Plan shall apply to benefits that were earned or became vested on and after January 1, 2005.

2.10 Election Form means the participation election form as approved and prescribed by the Plan Administrator.

2.11 Elective Deferral means the portion of Compensation which is deferred by a Participant under Section 4.1.

2.12 Eligible Employee or Director generally means each employee of an Employer who is at a salary grade of Grade 11 or higher (Grade 10 or higher prior to January 1, 2007) at the time he or she elects to make Elective Deferrals or a non-employee who is a member of the Company’s Board of Directors. The Company reserves the right to from time to time extend eligibility to participate in the Plan to a management employee of an Employer who is at a salary grade less than Grade 11 (Grade 10 prior to January 1, 2007).

2.13 Employer means the Company or any Affiliate which adopts the Plan with the consent of the Company.

2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.15  Insolvent means either (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.16  Participant means any individual who participates in the Plan in accordance with Article 3.

2.17 Plan means the Oil-Dri Corporation of America 2005 Deferred Compensation Plan and all amendments thereto.

2.18 Plan Administrator means the person, persons or entity designated by the Company from time to time to administer the Plan. If no such person, persons or entity is so serving at any time, the Company shall be the Plan Administrator.

2.19 Plan Year means the 12-month period beginning January 1 and ending December 31.

2.20 Separation from Service means the Participant’s death, retirement or other termination of employment with the Company and all Affiliates. For purposes of this definition, a “termination of employment” shall occur when the facts and circumstances indicate that the Company and the employee reasonably anticipate that no further services would be performed by the employee for the Company or any Affiliate after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor), would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36)-month period (or full period of services to the Company and all Affiliates if the employee has been providing services to the Company less than thirty-six (36) months).

2.21 Specified Employee means an employee of the Company or an Employer who is a “key employee” under Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve (12)-month period ending on the preceding December 31. An employee as of a particular December 31 who has been determined to have satisfied the above definition of “key employee” shall be a Specified Employee during the twelve (12)-month period commencing on the April 1 next following such determination date and ending on the following March 31.

2.22 Total and Permanent Disability means:

a.
The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

b.
The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s short term or long term disability plan; or

c.	The Participant is determined to be totally disabled by the Social Security Administration.

2.23 Unforeseen Emergency has the meaning set forth in Section 7.8.

ARTICLE 3 - PARTICIPATION

3.1 Commencement of Participation

Any individual who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence in accordance with Section 4.1.

3.2 Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

ARTICLE 4 - ELECTIVE DEFERRALS

4.1 Elective Deferrals

An individual who is an Eligible Employee or Director on or after January 1, 2005, may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which are for services to be performed by the Participant in the next succeeding Plan Year by completing an Election Form and filing it with the Plan Administrator on or before December 31st (or such earlier date as established by the Plan Administrator) of the year preceding such Plan Year. A Participant other than a non-employee director may elect to defer only up to 50% of base salary, provided that such deferral shall equal a minimum of $5,000, and up to 100% of any Incentive Bonus. A Participant who is a non-employee director may elect to defer all or any part of such Participant’s Compensation. Any individual who becomes an Eligible Employee or Director after the Effective Date may, by completing an Election Form and filing it with the Plan Administrator within 30 days after becoming an Eligible Employee or Director, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which are for services to be performed by the Participant after the date on which the individual files the Election Form. Any Eligible Employee or Director who has not otherwise initially elected to defer Compensation in accordance with this Section 4.1 may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, commencing with Compensation paid in the next succeeding Plan Year, by completing an Election Form and filing it with the Plan Administrator on or before December 31st (or such earlier date as established by the Plan Administrator) of the year preceding such Plan Year. A Participant’s Compensation shall be reduced in accordance with the Participant’s election hereunder and amounts deferred hereunder shall be credited to the Participant’s Account as of the date the amounts would have been paid to the Participant absent the deferral election. Elective Deferrals shall not be in effect for any Participant during any period in which such Participant is eligible to receive benefits under the Company’s long term disability plan.

An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply for only such Plan Year. For each succeeding Plan Year an Eligible Employee or Director must make a new deferral election by completing and filing with the Plan Administrator an Election Form on or before December 31st (or such earlier date as established by the Plan Administrator) preceding that Plan Year.

ARTICLE 5 - ACCOUNTS

5.1 Accounts

The Plan Administrator shall establish a bookkeeping Account for each Participant reflecting Elective Deferrals made for the Participant’s benefit and any distributions to the Participant, together with any adjustments for Earnings. The Plan Administrator shall provide the Participant as soon as practicable after the end of the Plan Year with a statement of his or her Account as of the last business day of the Plan Year, reflecting the amounts of deferrals, Earnings, and distributions of such Account since the prior statement.

5.2 Earnings Credited

Each Participant’s Account shall be adjusted at the end of each Plan Year for Earnings, which shall be calculated at a rate equal to the Company’s long-term borrowing cost in effect during the Plan Year plus one percent.

ARTICLE 6 - VESTING

6.1 General

A Participant shall be immediately vested in and, subject to Participant’s elections as to time and form of payment under Section 7.1, shall have a nonforfeitable right to, all Elective Deferrals and all Earnings attributable thereto credited to his or her Account.

ARTICLE 7 - PAYMENTS

7.1 Election as to Time and Form of Payment

A Participant shall elect on the Election Form the date at which the Elective Deferrals (including any Earnings attributable thereto) will commence to be paid to the Participant. Such date must be at least five years following the date at which such Elective Deferrals commence or the date of Separation from Service.

The Participant shall also elect thereon for payments to be paid in either:

a.	a single lump sum; or
b.
annual installments over a period elected by the Participant up to 15 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid (“Annual Installments”).

If Elective Deferrals (including any Earnings attributable thereto) are to be paid upon the Participant’s Separation from Service, such payment will be paid (or begin to be paid) as soon as practicable following the six month anniversary of such Separation from Service. If payments upon Separation from Service are to be made in annual installments, the initial annual installment will be paid as soon as practicable following the six month anniversary of the Participant’s Separation from Service, the second annual installment will be paid as soon as practicable following the one year anniversary of such Separation from Service, and subsequent annual installments will be paid annually thereafter as soon as practicable following the yearly anniversary of such Separation from Service.

Each such election will be effective only for deferrals (including any Earnings attributable thereto) for the Plan Year for which it is made. Except as otherwise provided in Sections 7.3, 7.4, 7/5. 7.6, 7.7 or 7.8, payment of a Participant’s Account shall be made in accordance with the Participant’s elections under this Section 7.1. Such elections will be irrevocable except as provided in Section 7.2 below.

7.2 409A Transition Rule Election

A Participant may elect to change the time and form of payment of Elective Deferrals on or before December 31, 2008 by completing a new Election Form; provided, however, that any new Election Form may only apply to amounts that would not otherwise be payable during 2008 and may not cause an amount to be paid during 2008 that would otherwise not be paid during 2008. For the avoidance of doubt, all elections as to the time and form of payment of Elective Deferrals will be irrevocable on and after January 1, 2009.

7.3 Change of Control

The Plan will terminate upon a Change of Control that is also a change in the ownership or effective control of the Company (as defined in Treasury Regulation §1.409A-3(i)(5)). Immediately prior to the consummation of a transaction resulting in such a Change of Control or, if not possible, as soon as possible following such a Change of Control, each Participant shall be paid his or her entire Account balance in a single lump sum.

7.4  Separation from Service Prior to Age 55

Upon a Participant’s Separation from Service for any reason other than death prior to the attainment of age 55, the Participant’s entire Account shall be paid to the Participant in a single lump sum as soon as practicable following the six month anniversary of such Separation from Service.

7.5 Separation from Service at or after Age 55

Upon a Participant’s Separation from Service for any reason other than death at or after the attainment of age 55, the Participant’s Account shall be paid (or begin to be paid) to the Participant in the form elected by the Participant under Section 7.1 as soon as practicable following the six month anniversary of such Separation from Service.

7.6  Disability

If a Participant suffers a Total and Permanent Disability prior to the complete distribution of his or her Account balance, the following provisions shall apply:

a.
If the Participant is receiving disability benefits under the Company’s short-term or long-term disability plan, the Participant will be treated as actively employed and payment from the Participant’s account shall not be made. The Participant may, at his or her election, apply for payment because of Unforeseen Emergency under Section 7.8.

b.
If disability benefits under the Company’s disability plans cease due to recovery from the Total and Permanent Disability, and the Participant does not return to employment with an Employer, the Participant’s Account shall be paid to the Participant as provided in Section 7.4 or 7.5.

7.7 Death

If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid, according to the Participant’s irrevocable election on the Election Form, in the form elected by the Participant to the Participant’s designated beneficiary or beneficiaries.

Any designation of beneficiary shall be made by the Participant on a designation/change of beneficiary form filed with the Plan Administrator and may be changed by the Participant at any time by filing another designation/change of beneficiary form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to his or her issue per stirpes, in a single payment. If no spouse or issue survives the Participant payment shall be made in a single lump sum to the Participant’s estate.

7.8 Unforeseen Emergency

If a Participant suffers an Unforeseen Emergency, as defined herein, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of his or her Account which the Plan Administrator determines is necessary to satisfy the emergency need, including at the discretion of the Plan Administrator any amounts necessary to pay any federal, state and local income taxes reasonably anticipated to result from the distribution.

A Participant requesting emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require. For purposes of this section, Unforeseen Emergency means a severe financial hardship resulting from any of the following:

a.	an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Code Section 152(a);
b.
loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or

c.	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

7.9 Taxes

All federal, state and local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.

7.10 Claims Procedure

A Claimant may file a claim for benefits with the Plan Administrator, in such form as permitted by the Plan Administrator. The claim will be evaluated and a decision rendered within ninety (90) days, unless special circumstances require an additional ninety (90) day extension of time.

A Claimant shall be given written notice of whether the claim is granted or denied, in whole or in part, including (1) specific reasons for the denial, (2) references to pertinent Plan provisions on which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and explanation as to why necessary, and (4) the Claimant’s right to seek review of the denial.

If denied, in whole or in part, the Claimant may make a written request for review of such denial to the Plan Administrator within 60 days after receipt of the denial, and may include pertinent documents, issues and comments to aid the Plan Administrator. The request will be evaluated and a decision rendered within sixty (60) days, unless special circumstances require an additional sixty (60) day extension of time. The written decision will specify reasons for the decision and references to Plan provisions upon which the decision is based.

A Claimant who fails to file a claim, or submit a timely request for review of an initial claim shall have no right to review and shall have no right to bring action in any court. The denial of the claim shall be final and binding on all persons for all purposes.

7.11 Section 162(m) Limitations

In the event that any amount to be paid pursuant to Section 7.1, 7.4, 7.5, 7.6, 7.7 or 7.8 would, in the Company’s judgment, result in the non-deductibility, under Section 162(m) of the code, of any portion of such Participant’s income payable by or attributable to the Company for the year in which such amount is to be paid, such amount shall not be paid in such year. Such nondeductible amount shall be payable in the following calendar year, as an addition to the annual installment scheduled to be paid in such following calendar year, if applicable, subject to the provisions of this Section 7.10.

ARTICLE 8 - PLAN ADMINISTRATOR

8.1 Plan Administration and Interpretation

The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself. In such case, the Company will appoint an individual to act as Plan Administrator to take such actions. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary or the Company. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.2. Powers, Duties, Procedures, Etc.

The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.

8.3 Information

To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, Separation from Service, and such other pertinent facts as the Plan Administrator may require.

8.4 Indemnification of Plan Administrator

The Company agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual, whether a present or former employee, who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 9 - AMENDMENT AND TERMINATION

9.1 Amendments

The Company shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing which has been executed on the Company’s behalf by its Chief Executive Officer or another executive officer of the Company, with the specific approval of the board of directors or an authorized committee of the board of directors.

9.2 Termination of Plan

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee or Director (or any other employee) or a consideration for or condition of employment or an inducement for the performance of services by an Eligible Employee or Director (or other employee). The Company reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing which has been executed on the Company’s behalf by its Chief Executive Officer or another executive officer of the Company, with the specific approval of the board of directors or an authorized committee of the board of directors; provided, however, that distributions upon termination may only occur in accordance with Treasury Regulation §1.409A-3. In addition, the Plan shall terminate upon a Change of Control in accordance with Section 7.3.

9.3 Existing Rights

No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.

ARTICLE 10 - MISCELLANEOUS

10.1 No Funding

The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

10.2 Non-assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

10.3 Limitation of Participant’s Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of an Employer, or interfere in any way with the right of an Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

10.4 Participants Bound

Any action with respect to the Plan taken by the Company or the Plan Administrator or any action authorized by or taken at the direction of the Company or the Plan Administrator shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

10.5 Receipt and Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in satisfaction of claims against the Company and/or the Plan Administrator under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability, including minority, to give a valid receipt and release, the Plan Administrator may cause payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator or the Company to follow the application of such funds.

10.6 Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the state of Illinois. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.7 Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions thereof.